As filed with the Securities and Exchange Commission on April 9, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Neuralstem, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2007292
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Neuralstem, Inc.
9700 Great Seneca Highway
Rockville, Maryland 20850
(301) 366-4841
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paracorp Inc
40 E. Division Street Suite A
Dover, DE  19901
(888)-372-7273
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:
Raul Silvestre
Silvestre Law Group, P.C.
31200 Via Colinas, Suite 200
Westlake Village, CA 91362
(818)597-7552

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Offering Price Per Share		Proposed Aggregate Offering Price	Amount Of Registration Fee

Common Stock, par value $0.01	786,551	$2.01	(2)	1,577,034	112.44
Common Stock, par value $0.01(4)	400,000	$2.01	(3)	804,000	57.33
Common Stock, par value $0.01(5)	3,481,405	$2.13	(3)	7,415,393	528.72
Common Stock, par value $0.01(6)	400,000	$2.01	(3)	804,000	57.33
Common Stock, par value $0.01(7)	96,000	$2.01	(3)	192,960	13.76
Total	5,163,956			10,793,387	769.57

(1)
Pursuant to SEC Rule 416, also covers additional common shares that may be offered to prevent dilution as a result of stock splits, stock dividends or that may be required for delivery upon exercise of any warrants as a result of anti-dilution provisions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low prices of the registrant’s common stock on April 2, 2010.

(3)	Fee based on exercise price of applicable to shares issuable upon exercise of warrants in accordance with Rule 457(g)

(4)	Represents common shares issuable upon the exercise (at a price of $1.85 per share) of outstanding warrants.

(5)	Represents common shares issuable upon the exercise (at a price of $2.13 per share) of outstanding warrants.

(6)	Represents common shares issuable upon the exercise (at a price of $1.70 per share) of outstanding warrants issued to a consultant as compensation.

(7)	Represents common shares issuable upon the exercise (at a price of $1.25 per share) of outstanding warrants issued to a consultant as compensation.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to the securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 9, 2010

PROSPECTUS

NEURALSTEM, INC.

5,163,956 Shares of Common Stock

This prospectus relates to the resale of up to 5,163,956 shares of our common stock being offered by the selling shareholders listed on page 11. We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.

Our shares of common stock are quoted on the NYSE: AMEX under the symbol “CUR.”  On April 2, 2010, the last reported sales price of our common stock was, was $2.02.

Our principal executive offices are located at 9700 Great Seneca Highway, Rockville, MD, telephone number 301-366-4841.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 3; of this prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is  [__], 2010

TABLE OF CONTENTS
PROSPECTUS

PROSPECTUS SUMMARY

The summary below highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to read this entire prospectus carefully, including the” Risk Factors” section and the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission (“SEC”) on March 31, 2010.  As used in this prospectus, unless context otherwise requires, the words “we,” “us,”“our,” “the Company” and “Neuralstem” refer to Neuralstem, Inc.  Also, any reference to “common shares,” or “common stock,” refers to our $.01 par value common stock.

Our Business

We are focused on the development and commercialization of treatments for central nervous system disease based on transplanting human neural stem cells and small molecule drugs.

We have developed and maintain a portfolio of patents and patent applications that form the proprietary base of our research and development efforts in the areas of neural stem cell research, small molecule research, and related technologies. We believe our patented technology, in combination with our know-how, and collaborative projects with major research institutions, provide a competitive advantage and will enable us to develop and commercialize products for use in treatment of a number of neurodegenerative conditions and in regenerative repair of acute disease.

Regenerative medicine is a young and emerging field. There can be no assurances that our intellectual property portfolio will ultimately produce viable commercialized products and processes. Even if we are able to produce a commercially viable product, there are strong competitors in this field and our product may not be able to successfully compete against them.

All of our research efforts to date are at either the level of research or pre-clinical stage of development, or at the clinical stage of development.  On December 18, 2008 we filed our first Investigational New Drug Application (“IND”) with the U.S. Food and Drug Administration (“FDA”) to begin a clinical trial to treat Amyotrophic Lateral Sclerosis (“ALS” or “Lou Gehrig’s disease”). On September 21, 2009, the FDA approved our IND.  The first patient in our study was dosed on January 21, 2010.

In addition to our core stem cell based technologies, we have developed and patented a series of small molecule compounds (low molecular weight organic compounds which can efficiently cross the blood/brain barrier).  The Company expects to file an IND to commence a human safety trial of its lead compound to treat major depression in late 2010 or early 2011.

Technology

Our technology is the ability to isolate human neural stem cells from most areas of the developing human brain and spinal cord and our technology includes the ability to grow them into physiologically relevant human neurons of all types. Our two issued core patents entitled: (i) Isolation, Propagation, and Directed Differentiation of Stem Cell from Embryonic and Adult Central Nervous System of Mammals; and (ii) In Vitro Generation of Differentiated Neurons from Cultures of Mammalian Multi-potential CNS Stem Cell contain claims which cover the process of deriving the cells and the cells created from such process.  These two core patents form the foundation of our proposed stem cell products.

Research

We have devoted substantial resources to our research programs to isolate and develop a series of neural stem cell banks that we believe can serve as a basis for therapeutic products. Our efforts to date have been directed at methods to identify, isolate and culture large varieties of stem cells of the human nervous system, and to develop therapies utilizing these stem cells. This research is conducted both internally and through the use of third party laboratory consulting companies under our direct supervision.

Employees and Location

As of March 13, 2010, we had eight full-time employees and six full time independent contractors.  Of these employees, ten work on research and development and four in administration. We also use the services of numerous outside consultants in business and scientific matters.

Where to Find More Information

We make our public filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all exhibits and amendments to these reports.  Also our executive officers, directors and holders of more than 10% of our common stock, file reports with the SEC on Forms 3, 4 and 5 regarding their ownership of our securities. These materials are available on the SEC’s web site, http://www.sec.gov. You may also read or copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Alternatively, you may obtain copies of these filings, including exhibits, by writing or telephoning us at:

NEURALSTEM, INC
9700 Great Seneca Highway,
Rockville, Maryland 20850
Attn: Chief Financial Officer
Tel: (301) 366-4841

THE OFFERING

Common stock being offered by Selling Shareholders	Up to 5,163,956 shares

NYSE: AMEX Symbol	CUR

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

Use of Proceeds
We will not receive any proceeds from the sale of the common shares by the Selling Shareholders.  In the event the warrants held by the Selling Shareholders are exercised for cash, we will receive approximately 5,163,956.  The proceeds, if any, will be used for general working capital.

FORWARD LOOKING STATEMENTS

This prospectus, and the documents incorporated into it by reference, contains forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe are appropriate in the circumstances. You can generally identify forward looking statements through words and phrases such as “believe”, “expect”, “seek”, “estimate”, “anticipate”, “intend”, “plan”, “budget”, “project”, “may likely result”, “may be”, “may continue”  and other similar expressions.

When reading any forward-looking statement, you should remain mindful that actual results or developments may vary substantially from those expressed in or implied by such statement for a number of reasons or factors, including but not limited to:

•	the success of our research and development activities, the development of a viable commercial product, and the speed with which regulatory authorizations and product launches may be achieved;

•	whether or not a market for our product develops, and, if a market develops, the rate at which it develops;

•	our ability to successfully sell or license our products if a market develops;

•	our ability to attract and retain qualified personnel to implement our business plan and corporate growth strategies;

•	our ability to develop sales, marketing, and distribution capabilities;

•	our ability to obtain reimbursement from third party payers for our proposed products if they are developed;

•	the accuracy of our estimates and projections;

•	our ability to fund our short-term and long-term financing needs;

•	changes in our business plan and corporate strategies; and

•	other risks and uncertainties discussed in greater detail in the section captioned “Risk Factors”

Each forward-looking statement should be read in context with and in understanding of the various other disclosures concerning our company and our business made elsewhere in this Prospectus as well as our public filings with the SEC. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statements contained in this Prospectus or any other filing to reflect new events or circumstances unless and to the extent required by applicable law.

RISK FACTORS
THAT MAY AFFECT OUR FUTURE RESULTS AND FINANCIAL CONDITION

We have described below a number of uncertainties and risks which, in addition to uncertainties and risks presented elsewhere in this Prospectus, may adversely affect our business, operating results and financial condition.  The uncertainties and risks enumerated below as well as those presented elsewhere in this Prospectus should be considered carefully in evaluating our company and our business and the value of our securities.

Risks Relating to Our Stage of Development

We have a limited operating history and have significantly shifted our operations and strategies since inception.

Since inception in 1996 and through December 31, 2009, we have raised $62,551,375 of capital and recorded accumulated losses totaling $67,566,831.  On December 31, 2009, we had a working capital surplus of $892,552 and stockholders’ deficit of $5,015,456.  Our net losses for the two most recent fiscal years have been $10,364,363 and $11,830,798 for 2009 and 2008 respectively.  We had no revenues for the twelve months ended December 31, 2009.

Our ability to generate revenues and achieve profitability will depend upon our ability to complete the development of our proposed stem cell products, obtain the required regulatory approvals, manufacture, and market and sell our proposed products. In part because of our past operating results, no assurances can be given that we will be able to accomplish any of these goals.

Although we have generated some revenue in prior years, we have not generated any revenue from the commercial sale of our proposed stem cell products. Since inception, we have engaged in several related lines of business and have discontinued operations in certain areas. For example, in 2002, we lost a material contract with the Department of Defense and were forced to close our principal facility and lay off almost all of our employees in an attempt to focus our development strategy on stem cell technologies. This limited and changing history may not be adequate to enable you to fully assess our future prospects. No assurances can be given as to exactly when, if at all, we will be able to fully develop, commercialize, market, sell and/or derive material revenues from our proposed products

We will need to raise additional capital to continue operations.

Since inception, we have relied almost entirely on external financing to fund operations. Such financing has come primarily from the sale of common stock and the exercise of investor warrants.  As of December 31, 2009, we had cash and cash equivalents on hand of $2,309,774.  Presently, we have a monthly cash burn rate of approximately $600,000.  We will need to raise additional capital to fund anticipated operating expenses and future expansion. Among other things, external financing will be required to further develop our technologies and products, as well as to pay general operating costs.   On September 21, 2009, the FDA approved our IND application to commence Phase I trials for ALS. The first patient was dosed on January 21, 2010.

We have expended and expect to continue to expend substantial cash in the research, development, clinical and pre-clinical testing of our stem cell technologies with the goal of ultimately obtaining FDA approval to market our proposed products. We will require additional capital to conduct research and development, establish and conduct clinical and pre-clinical trials, enter into commercial-scale manufacturing arrangements and to provide for marketing and distribution of our products.

Our long term capital requirements are expected to depend on many factors, including:

•	the continued progress and costs of our research and development programs;

•	the progress of pre-clinical studies and clinical trials;

•	the time and costs involved in obtaining regulatory clearance;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	The cost of defending any patent litigation;

•	the costs of developing sales, marketing and distribution channels and our ability to sell our products if developed;

•	the costs involved in establishing manufacturing capabilities for commercial quantities of our proposed products;

•	competing technological and market developments;

•	market acceptance of our proposed products;

•	the costs of recruiting and retaining employees and consultants; and

•	the costs associated with educating and training physicians about our proposed products.

We cannot assure you that financing will be available if needed. If additional financing is not available, we may not be able to fund operations and planned growth, develop or enhance our technologies, take advantage of business opportunities or respond to competitive market pressures.  If we exhaust our cash reserves and are unable to realize adequate additional financing, we may be unable to meet operating obligations which could result in us initiating bankruptcy proceedings or delaying, or eliminating some or all of our research and product development programs.

Additional financing requirements could result in dilution to existing stockholders.

We are not able to finance our operations by generating revenue.  Accordingly, we will be required to secure additional financing which may be dilutive to current shareholders.  We are authorized to issue 150,000,000 shares of common stock and 7,000,000 shares of preferred stock. Such securities may generally be issued without the approval or consent of our stockholders.  The issuance of such securities may result in substantial dilution.

Risks Relating to Our Business

Our business is dependent on a single product candidate.

At present our ability to progress as a company is significantly dependent on a single product candidate for ALS which is entering Phase I clinical trials.  Any clinical, regulatory or other development that significantly delays or prevents us from completing any of our trials, any material safety issue or adverse side effect to any study participant in any of these trials, or the failure of these trials to show the results expected would likely depress our stock price significantly and could prevent us from raising the substantial additional capital we will need to further develop our cellular technologies. Moreover, any material adverse occurrence in our first clinical trials could substantially impair our ability to initiate clinical trials to test our stem cell therapies in other potential indications. This, in turn, could adversely impact our ability to raise additional capital and pursue our planned research and development efforts.

Our business relies on stem cell technologies that we may not be able to commercially develop.

We have concentrated the majority of our research on stem cell technologies.  Our ability to generate revenue and operate profitably will depend on being able to develop these technologies for human applications. These are emerging technologies and have limited human applications. We cannot guarantee that we will be able to develop our technologies or that such development will result in products with any commercial utility or value. We anticipate that the commercial sale of such products and royalty/licensing fees related to the technology, will be our primary sources of revenues. If we are unable to develop the technologies, we may never realize any revenue.

Our product development programs are based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of these therapies creates significant challenges in regard to product development and optimization, manufacturing, government regulation, third party reimbursement, and market acceptance. For example, the pathway to regulatory approval for cell-based therapies, including our product candidates, may be more complex and lengthy than the pathway for conventional drugs. These challenges may prevent us from developing and commercializing products on a timely or profitable basis or at all.

Our inability to complete pre-clinical and clinical testing and trials will impair our viability.

On September 21, 2009, we received approval from the FDA for our first IND in order to commence clinical trials.  We commenced the trials on January 21, 2010 with the dosing of our first patient.  Although we have commenced the trials, the outcome of the trials is uncertain, and if we are unable to satisfactorily complete such trials, or if such trials yield unsatisfactory results, we will be unable to commercialize our proposed products. No assurances can be given that the clinical trials will be completed or result in a successful outcome.

If regulatory authorities do not approve our products or if we fail to maintain regulatory compliance, we would be unable to commercialize our therapeutic products, and our business and results of operations would be materially harmed.

Our proposed products may not have favorable results in clinical trials or receive regulatory approval.

Positive results from pre-clinical studies should not be relied upon as evidence that clinical trials will succeed. Even if our product candidates achieve positive results in pre-clinical studies, we will be required to demonstrate through clinical trials that the product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. There is typically an extremely high rate of attrition from the failure of product candidates as they proceed through clinical trials. If any product candidate fails to demonstrate sufficient safety and efficacy in any clinical trial, then we would experience potentially significant delays in, or be required to abandon, development of that product candidate. If we delay or abandon our development efforts of any of our product candidates, then we may not be able to generate sufficient revenues to become profitable, and our operations could be materially harmed.

There are no assurances that we will be able to submit or obtain FDA approval of a biologics license application.

There can be no assurance that even  if the clinical trials of any potential product candidate are successfully initiated and completed, we will be able to submit a Biologics License Application (“BLA”) to the FDA or that any BLA we submit will be approved in a timely manner, if at all. If we are unable to submit a BLA with respect to any future product candidate, or if any BLA we submit is not approved by the FDA, we will be unable to commercialize that product. The FDA can and does reject BLAs and requires additional clinical trials, even when product candidates performed well or achieved favorable results in clinical trials. If we fail to commercialize our product candidate, we may be unable to generate sufficient revenues to attain profitability and our reputation in the industry and in the investment community would likely be damaged, each of which would cause our stock price to decrease.

The manufacturing of stem cell-based therapeutic products is novel and dependent upon specialized key materials.

The manufacturing of stem cell-based therapeutic products is a complicated and difficult process, dependent upon substantial know-how and subject to the need for continual process improvements.  We depend almost exclusively on third party manufacturers to supply our cells.  In addition, our suppliers’ ability to scale-up manufacturing to satisfy the various requirements of our planned clinical trials is uncertain.  Manufacturing irregularities or lapses in quality control could have a material adverse effect on our reputation and business, which could cause a significant loss of stockholder value. Many of the materials that we use to prepare our cell-based products are highly specialized, complex and available from only a limited number of suppliers. At present, some of our material requirements are single sourced, and the loss of one or more of these sources may adversely affect our business

Our business is subject to ethical and social concerns.

The use of stem cells for research and therapy has been the subject of debate regarding ethical, legal and social issues.  Negative public attitudes toward stem cell therapy could result in greater governmental regulation of stem cell therapies, which could harm our business. For example, concerns regarding such possible regulation could impact our ability to attract collaborators and investors.  Existing and potential U.S. government regulation of human tissue may lead researchers to leave the field of stem cell research or the country altogether, in order to assure that their careers will not be impeded by restrictions on their work. Similarly, these factors may induce graduate students to choose other fields less vulnerable to changes in regulatory oversight, thus exacerbating the risk that we may not be able to attract and retain the scientific personnel we need in the face of competition among pharmaceutical, biotechnology and health care companies, universities and research institutions for what may become a shrinking class of qualified individuals

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with licensees, licensors, or others with whom we have contractual or other business relationships or with our competitors or others whose interests differs from ours. If we are unable to resolve these conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against it. Any litigation is likely to be expensive and may require a significant amount of management's time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us which could have a materially adverse effect on our business.  By way of example, in May of 2008, we filed a complaint against StemCells Inc., alleging that U.S. Patent No. 7,361,505 (the “‘505 patent”), allegedly exclusively licensed to StemCells, Inc., is invalid, not infringed and unenforceable. On the same day, StemCells, Inc. filed a complaint alleging that we had infringed, contributed to the infringement of, and or induced the infringement of two patents owned by or exclusively licensed to StemCells relating to stem cell culture compositions. At present, the litigation is in its initial stages and any likely outcome is difficult to predict.

We may not be able to obtain necessary licenses to third-party patents and other rights.

A number of companies, universities and research institutions have filed patent applications or have received patents relating to technologies in our field. We cannot predict which, if any, of these applications will issue as patents or how many of these issued patents will be found valid and enforceable. There may also be existing issued patents on which we would be infringed by the commercialization of our product candidates. If so, we may be prevented from commercializing these products unless the third party is willing to grant a license to us. We may be unable to obtain licenses to the relevant patents at a reasonable cost, if at all, and may also be unable to develop or obtain alternative non-infringing technology. If we are unable to obtain such licenses or develop non-infringing technology at a reasonable cost, our business could be significantly harmed. Also, any infringement lawsuits commenced against us may result in significant costs, divert our management’s attention and result in an award against us for substantial damages, or potentially prevent us from continuing certain operations.

We may not be able to obtain third-party patient reimbursement or favorable product pricing.

Our ability to successfully commercialize our proposed products in the human therapeutic field depends to a significant degree on patient reimbursement of the costs of such products and related treatments. We cannot assure you that reimbursement in the United States or foreign countries will be available for any products developed, or, if available, will not decrease in the future, or that reimbursement amounts will not reduce the demand for, or the price of, our products.  We cannot predict what additional regulation or legislation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such regulation or legislation may have on our business. If additional regulations are overly onerous or expensive or if health care related legislation makes our business more expensive or burdensome than originally anticipated, we may be forced to significantly downsize our business plans or completely abandon the current business model.

Our products may not be profitable due to manufacturing costs.

Our products may be significantly more expensive to manufacture than other drugs or therapies currently on the market today due to a fewer number of potential manufacturers, greater level of needed expertise and other general market conditions affecting manufacturers of stem cell based products.  Accordingly, we may not be able to charge a high enough price for us to make a profit from the sale of our cell therapy products.

We are dependent on the acceptance of our products by the health care community.

Our proposed products, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The products that we are attempting to develop represent substantial departures from established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance will depend on a number of factors, including:

•	the clinical efficacy and safety of our proposed products;

•	the superiority of our products to alternatives currently on the market;

•	the potential advantages of our products over alternative treatment methods; and

•	the reimbursement policies of government and third-party payors.

If the health care community does not accept our products for any reason, our business would be materially harmed.

We depend on two key employees for our continued operations and future success.

The loss of either of our key executive officers, Richard Garr and Karl Johe, would be detrimental to us.

•	We currently do not maintain “key person” life insurance on the life of Mr. Garr. As a result, the Company will not receive any compensation upon the death or incapacity of this key individual;

•	We currently do maintain “key person” life insurance on the life of Mr. Johe. As a result, the Company will receive approximately $1,000,000 in the event of his death or incapacity.

In addition, we anticipate growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing.  We anticipate the need for additional management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of our present and planned activities, and there can be no assurance that we will be able to continue to attract and retain the qualified personnel necessary for the development our business.

The employment contracts of key employees contain significant anti-termination provisions which could make changes in management difficult or expensive.

We have entered into employment agreements with Messrs. Garr and Johe which expire on November 1, 2012.  In the event either individual is terminated prior to the full term of their respective contracts, for any reason other than a voluntary resignation, all compensation due to such employee under the terms of the respective agreement shall become due and payable immediately. These provisions will make the replacement of either of these employees very costly and could cause difficulty in effecting a change in control. Termination prior to the full term of these contracts would cost us as much as $1,000,000 per contract and the immediate vesting of all outstanding options and/or warrants held by Messrs. Garr and Johe.

Our competition has significantly greater experience and financial resources.

The biotechnology industry is characterized by intense competition. We compete against numerous companies, many of which have substantially greater resources. Several such enterprises have initiated cell therapy research programs and/or efforts to treat the same diseases which we target. Although not necessarily direct competitors, companies such as Geron Corporation, Genzyme Corporation, StemCells, Inc., Advanced Cell Technology, Inc., Aastrom Biosciences, Inc. and Viacell, Inc., as well as others, may have substantially greater resources and experience in our fields which put us at a competitive disadvantage.

Our outsource model depends on third parties to assist in developing and testing our proposed products.

Our strategy for the development, clinical and preclinical testing and commercialization of our proposed products is based on an outsource model. This model requires us to engage third parties in order to further develop our technology and products as well as for the day to day operations of our business. In the event we are not able to enter into such relationships in the future, our ability to operate and develop products may be seriously hindered or we would be required to expend considerable resources to bring such functions in-house. Either outcome could result in our inability to develop a commercially feasible product or in the need for substantially more working capital to complete the research in-house.

The development, manufacturing and commercialization of cell-based therapeutic products expose us to product liability claims.

By developing and, ultimately, commercializing medical products, we are exposed to the risk of product liability claims. Product liability claims against us could result in substantial litigation costs and damage awards against us. We have obtained liability insurance that covers our clinical trials.  If and when we begin commercializing products, we will need to increase our insurance coverage.  We may not be able to obtain insurance on acceptable terms, if at all, and the policy limits on our insurance policies may be insufficient to cover our liability.

We intend to rely upon third-party FDA-approved manufacturers for our stem cells.

We currently have no internal manufacturing capability, and will rely extensively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers. Should we be forced to manufacture our stem cells, we cannot give you any assurance that we will be able to develop an internal manufacturing capability or procure alternative third party suppliers. Moreover, we cannot give you any assurance that any contract manufacturers or suppliers we procure will be able to supply our product in a timely or cost effective manner or in accordance with applicable regulatory requirements or our specifications.

Risks Relating to Our Common Stock

Our common shares are sporadically or “thinly” traded.

Our common shares have historically been sporadically or “thinly” traded, meaning that the number of persons interested in purchasing our common shares at or near the asking price at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the facts that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community.  Even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven development stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without a material reduction in share price. We cannot give you any assurance that a broader or more active trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares if you need money or otherwise desire to liquidate your investment.

As a result of a recent accounting pronouncement, we no longer meet the continued listing requirements of the NYSE AMEX.

Effective January 1, 2009, we adopted new guidance issued by FASB related to determining whether an instrument or embedded feature is indexed to an entity’s own stock.  As a result, we reclassified 8,547,762 of our issued and outstanding common stock purchase warrants from equity to liability status.  The adjustment also had the effect of reducing stockholder’s equity by $2.8 million.  Due to such adjustment, we may no longer meet the continued listing requirements of the NYSE AMEX with regard to stockholders (deficit) equity.   On June 4, 2009, as anticipated, we received notification from the NYSE AMEX that we are not in compliance with continued listing requirements contained in Section 1003(i) of the NYSE AMEX company guide.  In order to maintain our listing on the NYSE AMEX, we were required to submit a plan detailing how we intend to regain compliance.  On July 6, 2009, we submitted our plan.  On August 18, 2009, the NYSE AMEX notified that it would continue listing our common shares subject to the following conditions:

•	That we regain compliance with Section 1003(i) of the NYSE AMEX company guide by December, 2010, and

•
That we provide the Exchange Staff with updates in conjunction with the initiatives of the Plan as appropriate or upon request, but no later than at each quarter completion concurrent with our appropriate filing with the Securities and Exchange Commission.

We are currently being monitored by the NYSE AMEX with regard to listing qualifications.

On February 16, 2010 we received a letter from the NYSE Amex informing it that it had now resolved the continued listing deficiencies referenced in the NYSE Amex LLC's ("NYSE Amex") letters dated June 4, 2009 and August 18, 2009. The Exchange said that while the Company remains noncompliant with the stockholders' equity requirements under Section 1003 of the NYSE Amex Company Guide, the Exchange staff has determined that the Company complies with the alternative listing standards in Section 1003, including the requirement for $50,000,000 million in market capitalization. The Exchange will continue to monitor the Company's compliance with the continued listing standards in Section 1003 of the NYSE Amex Company Guide. As provided in Section 1009(f) of the NYSE Amex Company Guide.  If the Company is able to demonstrate compliance with the continued listing standards for a period of two consecutive quarters ending June 30, 2010, the Exchange staff will deem the Plan Period over. However, if the Company cannot demonstrate compliance over the next two quarters, the Plan Period will remain open and Exchange staff will continue to monitor the Company throughout the end of the Plan Period, December 6, 2010. At any time during the Plan Period, the Exchange staff may initiate delisting proceedings based on its evaluation of the Company. In the event the Company does not comply with all continued listing standards as of December 6, 2010, the Exchange staff will promptly initiate delisting procedures.

The delisting of our common shares from the NYSE Amex may limit the ability of our stockholders to sell their common stock.

We are currently being monitored by the NYSE AMEX.  If we are delisted, our stock will most likely commence trading on the Over-the-Counter Bulletin Board or the Pink Sheets. In such case, a stockholder likely would find it more difficult to trade our common stock or to obtain accurate market quotations for it.  If our common stock is delisted, it will become subject to the Securities and Exchange Commission’s “penny stock rules,” which impose sales practice requirements on broker-dealers that sell that common stock to persons other than established customers and “accredited investors.” Application of this rule could make broker-dealers unable or unwilling to sell our common stock and limit the ability of stockholders to sell their common stock in the secondary market.

The market price for our common shares is particularly volatile.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than those of a seasoned issuer. The volatility in our share price is attributable to a number of factors. First, our common shares are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand.  Secondly, we are a speculative or “risky” investment due to our limited operating history, lack of significant revenues to date and the uncertainty of future market acceptance for our products if successfully developed. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Additionally, in the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The following factors may add to the volatility in the price of our common shares:  actual or anticipated variations in our quarterly or annual operating results; government regulations; announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

We face risks related to compliance with corporate governance laws and financial reporting standard.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting (“Section 404”), will materially increase the Company's legal and financial compliance costs and make some activities more time-consuming, burdensome and expensive.  ). On October 2, 2009, the SEC announced it would extend the deadline for non-accelerated filers to comply with Section 404(b) of the Sarbanes-Oxley Act.  Unless further extended, we will be required to include attestation reports in our annual report for year ending on December 31, 2010.  We anticipate this will further increase the costs associated with our compliance with the Sarbanes-Oxley Act of 2002.

Any failure to comply with the requirements of the Sarbanes-Oxley Act of 2002, our ability to remediate any material weaknesses that we may identify during our compliance program,  or difficulties  encountered in their implementation,  could harm our operating results,  cause us to fail to meet our reporting  obligations  or result in  material  misstatements  in our  financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act.  Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

We have never paid a cash dividend and do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never paid cash dividends nor do we anticipate paying cash dividends in the foreseeable future.  Accordingly, any return on your investment will be as a result of stock appreciation.

Issuance of additional securities could dilute your proportionate ownership and voting rights.

We are entitled under our amended and restated certificate of incorporation to issue up to 150,000,000 common and 7,000,000 “blank check” preferred shares. As of December 31, 2009, we have issued and outstanding 35,743,831 common shares, 24,365,916 common shares reserved for issuance upon the exercise of current outstanding options and warrants (excluding options and warrants issued under our equity compensation plans), 319,341 common shares reserved for issuance of additional grants under our 2005 incentive stock plan, and 760,000 shares reserved for issuance of grants under our 2007 stock plan. Accordingly, we will be entitled to issue up to 88,810,912 additional common shares and 7,000,000 additional preferred shares. Our board may generally issue those common and preferred shares, or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. Any preferred shares we may issue shall have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development and marketing plans. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock option plans, in order to attract and retain qualified personnel. In the event of issuance, your proportionate ownership and voting rights may be significantly decreased and the value of your investment impacted.

Risks Relating to Intellectual Property and Government Regulation

We may not be able to withstand challenges to our intellectual property rights.

We rely on our intellectual property, including issued and applied-for patents, as the foundation of our business. Our intellectual property rights may come under challenge.  No assurances can be given that, even though issued, our current and potential future patents will survive such challenges. For example, in 2005 our neural stem cell technology was challenged in the U.S. Patent and Trademark Office. Although we prevailed in this particular matter upon re-examination by the patent office, these cases are complex, lengthy, expensive, and could potentially be adjudicated adversely to our interests, removing the protection afforded by an issued patent. The viability of our business would suffer if such patent protection were limited or eliminated. Moreover, the costs associated with defending or settling intellectual property claims would likely have a material adverse effect on our business and future prospects. At present, there is litigation with StemCells, Inc. which is in its initial stages and any likely outcome is difficult to predict.

We may not be able to adequately protect against the piracy of the intellectual property in foreign jurisdictions.

We anticipate conducting research in countries outside of the United States.  A number of our competitors are located in these countries and may be able to access our technology or test results.  The laws protecting intellectual property in some of these countries may not adequately protect our trade secrets and intellectual property.  The misappropriation of our intellectual property may materially impact our position in the market and any competitive advantages, if any, that we may have.

Our products may not receive regulatory approval.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacturing and marketing of pharmaceutical products through lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and vary substantially based upon the type, complexity and novelty of the proposed product.  On September 21, 2009 the FDA approved our IND application to commence a Phase I trial for ALS.  We commenced the trials on January 21, 2010 with the dosing of our first patient.  We cannot assure you that we will successfully complete any clinical trials in connection with such IND. Further, we cannot predict when we might first submit any product license application for FDA approval or whether any such product license application will be granted on a timely basis, if at all.  Moreover, we cannot assure you that FDA approvals for any products developed by us will be granted on a timely basis, if at all. Any delay in obtaining, or failure to obtain, such approvals could have a material adverse effect on the marketing of our products and our ability to generate product revenue.

Development of our technologies is subject to extensive government regulation.

Our research and development efforts, as well as any future clinical trials, and the manufacturing and marketing of any products we may develop, will be subject to, and restricted by, extensive regulation by governmental authorities in the United States and other countries. The process of obtaining FDA and other necessary regulatory approvals is lengthy, expensive and uncertain. FDA and other legal and regulatory requirements applicable to the development and manufacture of the cells and cell lines required for our preclinical and clinical products could substantially delay or prevent us from producing the cells needed to initiate additional clinical trials. We may fail to obtain the necessary approvals to commence clinical testing or to manufacture or market our potential products in reasonable time frames, if at all. In addition, the U.S. Congress and other legislative bodies may enact regulatory reforms or restrictions on the development of new therapies that could adversely affect the regulatory environment in which we operate or the development of any products we may develop.

We base our research and development on the use of human stem cells obtained from human tissue. The U.S. federal and state governments and other jurisdictions impose restrictions on the acquisition and use of human tissue, including those incorporated in federal Good Tissue Practice, or “GTP,” regulations. These regulatory and other constraints could prevent us from obtaining cells and other components of our products in the quantity or of the quality needed for their development or commercialization. These restrictions change from time to time and may become more onerous. Additionally, we may not be able to identify or develop reliable sources for the cells necessary for our potential products — that is, sources that follow all state and federal laws and guidelines for cell procurement. Certain components used to manufacture our stem and progenitor cell product candidates will need to be manufactured in compliance with the FDA’s Good Manufacturing Practices, or “GMP.” Accordingly, we will need to enter into supply agreements with companies that manufacture these components to “GMP” standards.  There is no assurance that we will be able to enter into any such agreements.

Noncompliance with applicable requirements both before and after approval, if any, can subject us, our third party suppliers and manufacturers and our other collaborators to administrative and judicial sanctions, such as, among other things, warning letters, fines and other monetary payments, recall or seizure of products, criminal proceedings, suspension or withdrawal of regulatory approvals, interruption or cessation of clinical trials, total or partial suspension of production or distribution, injunctions, limitations on or the elimination of claims we can make for our products, refusal of the government to enter into supply contracts or fund research, or government delay in approving or refusal to approve new drug applications.

We cannot predict if or when we will be permitted to commercialize our products due to regulatory constraints.

Federal, state and local governments and agencies in the United States (including the FDA) and governments in other countries have significant regulations in place that govern many of our activities.  We are or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with its research and development work. The preclinical testing and clinical trials of our proposed products are subject to extensive government regulation that may prevent us from creating commercially viable products. In addition, our sale of any commercially viable product will be subject to government regulation from several standpoints, including manufacturing, advertising, marketing, promoting, selling, labeling and distributing. If, and to the extent that, we are unable to comply with these regulations, our ability to earn revenues will be materially and negatively impacted.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders. There will be no proceeds to us from the sale of shares of common stock in this offering.   In the event the warrants held by the selling shareholders are exercised for cash, we will receive approximately $8,955,393. We will use the proceeds received from the exercise of warrants, if any, for working capital.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the selling shareholders to offer and sell the securities to the public. The selling shareholders may offer for resale some or all of their securities at the time and price that they choose pursuant to the Plan of Distribution.   On any given day, the price per Common Share is likely to be based on the market price for our Common Shares, as quoted on the American Stock Exchange.

SELLING SHAREHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 5,163,956 shares consisting of: (i) 786,551 shares of our common stock, and (ii) 4,517,405 common shares issuable upon the exercise of warrants held by the selling shareholders (“Selling Shareholders”). The Selling Shareholders may exercise their warrants at any time in their sole discretion. All of the Selling Shareholders named below acquired their warrants directly from us in private transactions.

December 2009 Offering

On December 29, 2009, we completed a private placement of 646,551 common shares resulting in gross proceeds of $1,500,000. The shares were sold to 1 accredited investor at a price per share of $2.32. We are registering the 646,551 common shares issued in the offering.

Replacement Warrants

During the first quarter of 2010, the Company entered into a series of transactions resulting in the exercise of our C, D and certain placement agent warrants. Pursuant to the transactions, we were approached by representatives of the warrant holders who agreed to exercise their respective warrants on the condition that we issue such warrant holders replacement warrants with substantially similar terms as their prior warrants (“Replacement Warrants”). Accordingly, we are registering 3,881,405 common shares underlying the Replacement Warrants.

Series D Warrants

On January 29, 2010, as an inducement to exercise 800,000 Series D Warrants, we issued Vicis Capital Master Fund a replacement warrant. The replacement warrant entitles the holder to purchase 400,000 common shares at price of $1.85 per share. The replacement warrant is substantially the same as the prior Series D warrant and has a term of 1 year from the issuance date.

Series C Warrants

In March of 2010, in connection with the exercise of 2,699,400 Series C Warrants, we issued the prior warrant holders an aggregate of 2,699,400 replacement warrants. The replacement warrant is substantially the same as the prior Series C warrants except that: (i) the exercise price is $2.13; (ii) the replacement warrants expire 5 years from the date they were issued; and (iii) the replacement warrants do not provide for any anti-dilution rights.

Placement Agent Warrant

In March of 2010, in connection with the exercise of 782,005 placement agent warrants, we issued T.R. Winston & Company, LLC, a replacement warrant to purchase 782,005. The replacement warrant is substantially the same as the prior replacement warrants issued to our Series C Warrant holders except that: (i) the exercise price is $2.13; (ii) the replacement warrant expires 5 years from the date of issuance: and (iii) the replacement warrant does not provide for any anti-dilution rights.

Consultant Common Shares and Warrants

In addition to the shares underlying the Replacement Warrants, we are registering 636,000 shares issued or issuable to consultants and service providers in exchange for services and reimbursement of expenses. The shares being registered are: (i) 140,000 common shares, (ii) and 496,000 common shares underlying warrants.

Set forth below is information, to the extent known to us, setting forth the name of each Selling Shareholder and the amount and percentage of common stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of Common Stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive power for the Selling Shareholders and about transactions between the Selling Shareholders and the Company.

The Selling Shareholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that each selling stockholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations, recapitalizations or the triggering anti-dilution protective provisions with regard to the common stock and warrants.

Unless otherwise stated below in the footnotes, to our knowledge, no Selling Stockholder nor any affiliate of such stockholder: (i) has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer.

The Selling Shareholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that each Selling Shareholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

	Common Shares Beneficially Owned Before Sale (1)				Common Shares Owned After Sale (2)
	Securities Owned		% of class	Shares being registered	Amount	% of Class
December 2009 Offering
Samyang Optics Co., Ltd. -- (3)	646,551		1.51%	646,551	-	*

Series D Replacement Warrants
Vicis Capital Master Fund -- (4)(i)	2,000,000	4(ii)(iii)	4.67%	400,000	1,600,000	3.74%

Series C Replacement Warrants
JMG Capital Partners, L.P. -- 5(i)	729,319	5(ii)	1.70%	165,000	564,319	1.32%
JMG Triton Offshore Fund, Ltd. -- 6(i)	781,734	6(ii)	1.83%	165,000	616,734	1.44%
MM & B Holdings, a California general partnership -- 7(i)	1,467,000	7(ii)	3.43%	440,000	1,027,000	2.40%
Apex Investment Fund, Ltd. -- 8(i)	790,000	8(ii)	1.84%	220,000	570,000	1.33%
IRA FBO J. Steven Emerson Rollover Account II Pershing LLC as Custodian -- 9(i)	716,000	9(ii)	1.67%	198,000	518,000	1.21%
W. Robert Ramsdell & Marjorie F. Ramsdell TTEE Ramsdell Family Trust DTD 7/7/94 -- 10(i)	128,000	10(ii)	0.30%	44,000	84,000	*
TRW Capital Growth Fund, LP -- 11(i)	237,300	11(ii)	0.55%	66,000	171,300	*
The Jay Goldman Master Limited Partnership -- 12(i)	176,000	12(ii)	0.41%	88,000	88,000	*
Woodmont Investments -- 13(i)	176,000	13(ii)	0.41%	88,000	88,000	*
Newberg Family Trust UTD 12/18/90 -- 14(i)	352,000	14(ii)	0.82%	176,000	176,000	*
Bristol Investment Fund, Ltd. -- 15(i)	880,000	15(ii)	2.06%	440,000	440,000	1.03%
The Muhl Family Trust, Philip E. Muhl & Kristin A. Muhl TTEES DTD 10-11-95 -- 16(i)	148,000	16(ii)	0.35%	44,000	104,000	*
Charles B. Runnels Family Trust DTD 10-14-93, Charles B Runnels & Amy Jo Runnels TTEES -- 17(i)	37,000	17(ii)	0.09%	11,000	26,000	*
John W. Galuchie Jr. & Marianne C. Galuchie TTEES Galuchie Living Trust DTD 9-11-00 -- 18(i)	89,556	18(ii)	0.21%	4,400	85,156	*
Steven B. Dunn -- 19(i)	960,000	19(ii)	2.24%	110,000	850,000	1.99%
Andrew Lessman -- 20(i)	880,000	20(ii)	2.06%	440,000	440,000	1.03%

Placemetn Agent Replacement Warrant
T.R. Winston & Company, LLC -- 21(i)	1,488,757	21(ii)	3.48%	782,005	706,752	1.65%

Consultant Common Shares and Warrants
Market Development Consulting Group, Inc. -- 22(i)	600,000	22(ii)	1.40%	540,000	60,000	*
Steven Chizzik	96,000			96,000	-	-
Total	13,379,217		31.24%	5,163,956	8,215,261	0.19

* Less Than 1%

(1)
Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 42,820,875 common shares outstanding as of April 21, 2008.

(2)	Assumes the sale of all common shares registered pursuant to this registration statement.

(3)	Sangyoon Lee, President, has voting and dispositive power with respect to the securities to be offered for resale

(4)
(i) Shad Stastney has voting and dispositive power with respect to the securities to be offered for resale, (ii) includes: (a) 800,000 Series E Warrants, (b) 800,000 Series F Warrants, and (c) 400,000 Replacement Warrants the shares underlying such are being registered for resale herein, and (iii) the warrants contain certain limitations on exercise requiring 60 days prior written notice if such exercise would result in selling shareholder owning in excess of 4.99% of our issued and outstanding shares.

(5)
(i)  JMG Capital Partners, L.P. ("JMG Partners") is a California limited partnership. Its general partner is JMG Capital Management, LLC (the "Manager"), a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Partners' investments, including the Registrable Securities. The equity interests of the Manager are owned by JMG Capital Management, Inc., ("JMG Capital") a California corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners' portfolio holdings..  (ii)   Includes: (a) 165,000 Replacement Warrants, (b) 347,902 common shares, and (c) 216,417 Series A Warrants.

(6)
(i)   JMG Triton Offshore Fund, Ltd. (the "Fund") is an international business company organized under the laws of the British Virgin Islands. The Fund's investment manager is Pacific Assets Management LLC, a  Delaware limited liability company (the "Manager") that has voting and dispositive power over the Fund's investments, including the securities being registered herein.  The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation ("Pacific"). The equity interests of Pacific are owned by Messrs.  Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund's portfolio holdings.  (ii)   Includes: (a) 165,000 Replacement Warrants, (b) 365,317 common shares, and (c) 251,417 Series A Warrants.

(7)
Bryan Ezralow as Trustee of the General Partner, the Bryan Ezralow 1994 Trust, has voting and dispositive power with respect to the securities to be offered for resale.   Includes: (a) 440,000 Replacement Warrants, and (b) 1,027,000 common shares.

(8)
(i)  Susan Fairhurst as Director of Apex Investment Fund, Ltd. has dispositive power with respect to the securities to be offered for resale.  (ii)  Includes: (a)  220,000 Replacement Warrants, and (b) 570,000 common shares.

(9)	(i) Steven Emerson has voting and dispositive power with respect to the securities to be offered for resale. (ii) Includes: (a) 198,000 Replacement Warrants, and (b) 518,000 common shares.

(10)
(i)  W. Robert Ramsdell as Trustee has voting and dispositive power with respect to the securities to be offered for resale.  (ii) Includes: (a)  24,000 Replacement Warrants, and (b) 84,000 common shares.

(11)
(i)  G. Tyler Runnels as Managing Principal of the general partner has voting and dispositive power with respect to the securities to be offered for resale. Mr. Runnells is an associated person of TR Winston, LLC that is a broker dealer. (ii) Includes: (a) 66,000 Replacement Warrants, and (b) 171,300 common shares.

(12)
(i)  Jay G. Goldman as Managing Partner has voting and dispositive power with respect to the securities to be offered for resale. (ii) Includes: (a) 88,000 Replacement Warrants, and (b) 88,000 common shares.

(13)
(i)  Jay G. Goldman as Sole Member has voting and dispositive power with respect to the securities to be offered for resale. (ii) Includes: (a) 88,000 Replacement Warrants, and (b) 88,000 common shares.

(14)	(i) Bruce Newberg as Trustee has voting and dispositive power with respect to the securities to be offered for resale. (ii) Includes: (a) 176,000 Replacement Warrants, and (b) 176,000 common shares.

(15)
(i)  Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”).  Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol.  Mr. Kessler disclaims beneficial ownership of these securities.  (ii)  Includes: (a) 440,000 Replacement Warrants, and (b) 440,000 common shares.

(16)	(i) Philip Muhl as Trustee has voting and dispositive power with respect to the securities to be offered for resale. (ii) Includes: (a) 44,000 Replacement Warrants, and (b) 104,000 common shares.

(17)
(i)  Charles B. Runnels as Trustee has voting and dispositive power with respect to the securities to be offered for resale.  (ii) Includes: (a) 11,000 Replacement Warrants, and (b) 26,000 common shares.

(18)
(i)  John W. Galuchie, Jr. as Trustee has voting and dispositive power with respect to the securities to be offered for resale. (ii) Includes: (a) 4,400 Replacement Warrants, and (b) 85,156 common shares.

(19)	Includes: (a) 110,000 Replacement Warrants, and (b) 850,000 common shares.

(20)	Includes: (a) 440,000 Replacement Warrants, and (b) 440,000 common shares.

(21)
(i) G. Tyler Runnels, CEO, has voting and dispositive power with respect to the securities to be offered for resale.  Mr. Runnells is an associated person of TR Winston, LLC that is a broker dealer.  Includes: (a) 782,005 Replacement Warrants, and (b) 706,752 placement agent warrants.

(22)
(i) David E. Castaneda has voting and dispositive power with respect to the securities to be offered for resale.  Includes: (a) 140,000 common share being registered, (b) 60,000 common shares not being registered, and (c) 400,000 common shares underlying warrants issued as compensation for services.

PLAN OF DISTRIBUTION

Each selling shareholder (the “Selling Shareholder”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the NYSE: AMEX or any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rules.

In connection with the sale of the common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

TRANSFER AGENT

The transfer agent for our common shares is American Stock Transfer, 59 Maiden Lane, Plaza Level, New York, NY 10038. We act as our own transfer agent with regard to our outstanding common share purchase options and warrants.

LEGAL MATTERS

The Silvestre Law Group, P.C. will issue a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus.

EXPERTS

The financial statements as of December 31, 2009 and 2008, included in this prospectus and in the registration statement of which it forms a part, have been so included in reliance on the report of Stegman & Company, our independent registered public accounting firm, appearing elsewhere in this prospectus and the registration statement of which it forms a part, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement to register the securities offered by this prospectus under the Securities Act. This prospectus is part of that registration statement, but omits certain information contained in the registration statement, as permitted by SEC rules. For further information with respect to our Company and this offering, reference is made to the registration statement and the exhibits and any schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any document referred to are not necessarily complete and in each instance, if the document is filed as an exhibit, reference is made to the copy of the document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference. You may obtain copies of the registration statement, including exhibits, as noted in the paragraph below or by writing or telephoning us at:

NEURALSTEM, INC
9700 Great Seneca Highway,
Rockville, Maryland 20850
Attn: Chief Financial Officer
Tel : (301) 366-4841

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can also inspect reports, proxy statements and other information about us at the offices of the National Association of Securities Dealers, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained in later-filed documents or directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K). These documents contain important information about us and our financial condition.

 We incorporate by reference into this prospectus supplement the information contained in the documents listed below, which is considered to be a part of this prospectus supplement:

•	Our Annual Report on Form 10-K filed with the Commission on March 31, 2010, for the year ended December 31, 2009;

•
The description of our common stock contained in our Registration Statement on Form SB-2 (Registration No. 333-142451), as amended (the "Registration Statement"), filed under the Securities Act of 1933, as amended, with the Commission on April 30, 2007 and declared effective May 4, 2007.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: NEURALSTEM, INC, 9700 Great Seneca Highway, Rockville, Maryland 20850 Attn: Chief Financial Officer Tel: (301) 366-4841

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

NEURALSTEM, INC.

5,163,956 Shares of Common Stock

Resale Prospectus

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors & Officers

The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Furthermore, the personal liability of the Directors is limited as provided in the Company's organization documents, as amended.

Other Expenses of Issuance & Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee	$770
Financial Printer to EDGARize and Print Registration Statement	2,000	*
Legal Fees and Expense	10,000	*
Accounting Fees and Expenses	10,000	*
Miscellaneous	5,000	*
Total	$27,770	*

*Estimated

Exhibits

The exhibits listed in the accompanying index to exhibits are filed or incorporated by reference as part of this Registration Statement.

Certain of the agreements filed as exhibits to this Registration Statement contain representations and warranties by the parties to the agreements that have been made solely for the benefit of the parties to the agreement. These representations and warranties:

•	may have been qualified by disclosures that were made to the other parties in connection with the negotiation of the agreements, which disclosures are not necessarily reflected in the agreements;

•	may apply standards of materiality that differ from those of a reasonable investor; and

•	were made only as of specified dates contained in the agreements and are subject to later developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time, and investors should not rely on them as statements of fact.

Undertakings

A.    The undersigned registrant hereby undertakes:

 (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

  (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

  (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however , that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

 (2)    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

 (4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

   (i)    If the registrant is relying on Rule 430B:

       (A)    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

       (B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

  (ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses field in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D.    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on April 9, 2010.

NEURALSTEM, INC
By:	/s/ I. Richard Garr
I. Richard Garr, President, Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints I Richard Garr and John Conron and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

REGISTRANT’S OFFICERS AND DIRECTORS

Name	Title	Date

/s/ I. Richard Garr	President, Chief Executive Officer and Director (Principal executive officer)
I. Richard Garr		April 9, 2010

/s/ John Conron	Chief Financial Officer (Principal financial and accounting officer)
John Conron		April 9, 2010

/s/ Karl Johe	Chairman of the Board and Director
Karl Johe		April 9, 2010

/s/ William Oldaker	Director
William Oldaker		April 9, 2010

/s/ Scott Ogilvie	Director
Scott Ogilvie		April 9, 2010

INDEX OF EXHIBITS

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

4.01	Form of December 29, 2009 Securities Purchase Agreement		10-K	4.19	001-33672	03/31/10

4.02	Form of Consultant Warrant Issued January 8, 2010		10-K	4.20	001-33672	03/31/10

4.03	Form of Replacement Warrant Issued January 29, 2010		10-K	4.21	001-33672	03/31/10

4.04	Form of Replacement Warrant Issued March of 2010		10-K	4.22	001-33672	03/31/10

4.05	Form of Consultant Warrant (96,000 shares)	*

5.1	Opinion of Silvestre Law Group, P.C.	*

23(a)	Consent of Stegman & Company	*

23(b)	Consent of Silvestre Law Group, P.C., filed as part of Exhibit 5.1	*